Exhibit 99.1

February 21, 2011	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Announces
Higher Fourth-quarter and Full-year 2010 Financial Results

TULSA, Okla. – Feb. 21, 2011 – ONEOK Partners, L.P. (NYSE: OKS) today announced fourth-quarter 2010 earnings of $1.09 per unit, compared with 93 cents per unit for the fourth quarter 2009.  Net income attributable to ONEOK Partners was $142.3 million for the fourth quarter 2010, compared with $115.7 million for the same period in 2009.

Full-year 2010 net income attributable to ONEOK Partners was $472.7 million, or $3.50 per unit, compared with $434.4 million, or $3.60 per unit, for 2009.  2010 results include a $16.3 million, or 16 cents per unit, gain on the sale of a 49-percent interest in Overland Pass Pipeline Company, LLC to Williams Partners L.P. that was completed in September 2010.

There were approximately 101.4 million units outstanding for 2010, compared with 93.8 million units outstanding for the same period last year.  An equity offering in February 2010 included the issuance of approximately 5.5 million additional units.

In the fourth quarter 2010, earnings before interest, taxes, depreciation and amortization (EBITDA) were $235.0 million, compared with $213.3 million in the fourth quarter 2009.  2010 EBITDA was $865.4 million, compared with $791.0 million in 2009.

Distributable cash flow (DCF) for the fourth quarter 2010 was $169.8 million, compared with $148.6 million in the fourth quarter 2009.  DCF for 2010 was $587.6 million, compared with $558.2 million for 2009.

"The partnership produced higher earnings and distributable cash flow for both the quarter and the year driven by natural gas and natural gas liquids volume growth associated with the first full-year of operation of the more than $2 billion of growth projects completed in 2009," said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.

“Fourth-quarter results reflect higher NGL optimization margins due to increased NGL fractionation and transportation capacity available and higher natural gas volumes gathered and processed in the Williston Basin as the result of increased drilling activity in the Bakken Shale.

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

    "In addition, throughout the year, connections to new natural gas and natural gas liquids supply sources helped reduce the impact of having limited natural gas liquids capacity available for optimization activities and less favorable natural gas liquids price differentials, compared with 2009," Gibson said.

“During 2010 and in early 2011, we announced approximately $1.8 billion to $2.1 billion in capital investments for new projects in our natural gas gathering and processing and natural gas liquids segments between now and 2014,” continued Gibson.  “As these projects are completed, the incremental earnings they generate are expected to increase distributable cash flow and value to unitholders in the form of higher distributions.”

Operating income for the fourth quarter 2010 was $159.7 million, compared with $152.3 million for the fourth quarter 2009.

The increases in fourth-quarter 2010 operating income reflect higher natural gas liquids (NGL) optimization margins, which were lower for the full year, due to increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and favorable NGL price differentials, higher storage margins and higher NGL volumes - primarily from the completion of capital projects in 2009 and new supply connections - in the natural gas liquids segment; and higher natural gas volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale in the natural gas gathering and processing segment.

These increases were offset partially by selling the partnership’s bankruptcy claims with Lehman Brothers in the same period in 2009, lower net realized commodity prices and lower natural gas volumes processed and sold in western Oklahoma and Kansas in the natural gas gathering and processing segment.

For 2010, operating income was $586.3 million, compared with $546.6 million in 2009.

2010 results reflect higher NGL volumes, primarily from the completion of capital projects in 2009, new supply connections and the partnership’s gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company in the natural gas liquids segment; higher storage margins, primarily as a result of contract renegotiations in the natural gas pipelines and natural gas liquids segments; higher natural gas volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale in the natural gas gathering and processing segment; and higher contracted natural gas transportation capacity on the Midwestern Gas Transmission and Viking Gas Transmission pipelines in the natural gas pipelines segment.

These 2010 earnings increases were offset by lower NGL optimization margins in the natural gas liquids segment due to limited NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets until September 2010 and less favorable NGL price differentials; and decreased margins in the natural

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

gas gathering and processing segment from lower natural gas volumes processed and sold in western Oklahoma and Kansas, selling the partnership’s bankruptcy claims with Lehman Brothers in 2009 and lower natural gas volumes gathered in the Powder River Basin in Wyoming.

 Operating costs were $111.4 million in the fourth quarter 2010, compared with $116.2 million in the same period last year.  Operating costs for 2010 were $403.5 million, compared with $411.2 million for 2009.  The fourth-quarter and full-year 2010 decreases were due primarily to lower than estimated property taxes associated with the capital projects completed in 2009 and lower costs for outside services, offset partially by higher property insurance costs and higher employee-related costs.

Depreciation and amortization expense in the fourth-quarter 2010 was $42.0 million, compared with $42.4 million for the same period last year.  2010 depreciation and amortization expense was $173.7 million, compared with $164.1 million in 2009, with the increase due primarily to the completion of capital projects last year.

Equity earnings from investments were $30.7 million in the fourth quarter 2010, compared with $17.3 million in the same period in 2009.  2010 equity earnings from investments were $101.9 million, compared with $72.7 million in 2009.  These increases were due primarily to increased contracted capacity on Northern Border Pipeline, of which the partnership owns 50 percent.  Additionally, ONEOK Partners’ 50-percent interest in Overland Pass Pipeline is now included in equity earnings from investments, effective September 2010.

> View earnings tables

 2010 SUMMARY AND ADDITIONAL UPDATES:

·	Full-year 2010 operating income of $586.3 million, compared with $546.6 million in 2009;
·	Natural gas gathering and processing segment operating income of $153.6 million, compared with $168.4 million in 2009;
·	Natural gas pipelines segment operating income of $163.0 million, compared with $145.3 million in 2009;
·
Natural gas liquids segment operating income of $272.3 million, which included a $16.3 million gain on the sale of a 49-percent interest in Overland Pass Pipeline Company, LLC to Williams Partners L.P., compared with $232.8 million in 2009;

·	Equity earnings from investments of $101.9 million, compared with $72.7 million in 2009;
·
Announcing in 2010 and early 2011 approximately $1.8 billion to $2.1 billion in capital projects in the Bakken Shale, Cana-Woodford Shale and Granite Wash in the natural gas gathering and processing and natural gas liquids segments;

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

·
Completing a $1.3 billion public offering in January 2011 consisting of $650 million of five-year senior notes at a coupon of 3.25 percent and $650 million of 30-year senior notes at a coupon of 6.125 percent;

·	Receiving $423.7 million from Williams Partners L.P. to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent in September 2010;
·	Completing a public offering of approximately 5.5 million common units, generating net proceeds of approximately $322.7 million, in February 2010;
·	Capital expenditures of $352.7 million, compared with $615.7 million in 2009;
·	Having $429.9 million of commercial paper outstanding and $570.1 million available under the partnership’s $1.0 billion revolving credit facility as of Dec. 31, 2010; and
·	Increasing the quarterly cash distribution four times, resulting in an annualized distribution rate of $4.56 based on the distribution declared in January 2011.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported fourth-quarter 2010 operating income of $39.5 million, compared with $47.5 million for the fourth quarter 2009.

Fourth-quarter 2010 results reflect a $6.5 million decrease due to selling the partnership’s bankruptcy claims with Lehman Brothers in the same period in 2009; a $2.7 million decrease from lower net realized commodity prices; a $2.4 million decrease from lower natural gas volumes processed and sold in western Oklahoma and Kansas, driven partially by natural production declines; and a $1.1 million decrease from lower natural gas gathered volumes as a result of reduced drilling activity, primarily in the Powder River Basin in Wyoming.

These decreases were offset partially by a $3.6 million increase from higher natural gas volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale; and a $2.5 million increase due to changes in contract terms.

2010 operating income was $153.6 million, compared with $168.4 million in 2009.

2010 results decreased $7.8 million as a result of lower natural gas volumes processed and sold in western Oklahoma and Kansas, driven partially by natural production declines, operational outages and a period of ethane rejection; a $6.5 million benefit realized in 2009 from selling the partnership’s bankruptcy claims with Lehman Brothers; and $6.3 million from lower natural gas gathered volumes as a result of reduced drilling activity, primarily in the Powder River Basin in Wyoming.

These decreases were offset partially by a $9.1 million increase as a result of higher volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale; a $2.2 million increase as a result of a favorable contract settlement in the third quarter 2010; and a $1.3 million increase due to changes in contract terms.

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

    Operating costs in the fourth quarter 2010 were $38.3 million, compared with $35.7 million in the same period last year.  2010 operating costs were $136.8 million, compared with $135.1 million in 2009.

    NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the British thermal units (Btus) that are removed from natural gas through the gathering and processing operation; it does not include volumes from the partnership’s equity investments.  The following table contains operating information for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
Operating Information (a)	2010	2009	2010	2009
Percent of proceeds
NGL sales (Bbl/d)	7,133	6,024	6,310	5,472
Residue gas sales (MMBtu/d)	44,573	41,566	41,813	41,768
Condensate sales (Bbl/d)	1,652	1,617	1,763	1,735
Percentage of total net margin	54%	53%	54%	50%
Fee-based
Wellhead volumes (MMBtu/d)	1,042,159	1,098,656	1,067,090	1,122,861
Average rate ($/MMBtu)	$0.33	$0.30	$0.31	$0.30
Percentage of total net margin	34%	33%	35%	35%
Keep-whole
NGL shrink (MMBtu/d) (b)	12,778	16,227	13,545	17,400
Plant fuel (MMBtu/d) (b)	1,676	1,826	1,648	2,031
Condensate shrink (MMBtu/d) (b)	1,096	1,265	1,433	1,727
Condensate sales (Bbl/d)	222	256	290	349
Percentage of total net margin	12%	14%	11%	15%
(a) - Includes volumes for consolidated entities only.
(b) - Refers to the Btus that are removed from natural gas through processing operation.

The natural gas gathering and processing segment is exposed to commodity price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for 2011 and 2012:

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

	Year Ending December 31, 2011
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,469	$1.17	/ gallon	67%
Condensate (Bbl/d) (a)	1,713	$2.13	/ gallon	75%
Total (Bbl/d)	7,182	$1.40	/ gallon	69%
Natural gas (MMBtu/d)	24,596	$5.61	/ MMBtu	74%
(a) - Hedged with fixed-price swaps.

	Year Ending December 31, 2012
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	513	$2.34	/ gallon	4%
Condensate (Bbl/d) (a)	1,245	$2.34	/ gallon	50%
Total (Bbl/d)	1,758	$2.34	/ gallon	12%
(a) - Hedged with fixed-price swaps.

The partnership’s natural gas gathering and processing segment currently estimates that a 1 cent per gallon change in the composite price of NGLs would change annual net margin by approximately $1.2 million.  A $1.00 per barrel change in the price of crude oil would change annual net margin by approximately $1.1 million.  Also, a 10 cent per million British thermal unit (MMBtu) change in the price of natural gas would change annual net margin by approximately $1.1 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported fourth-quarter 2010 operating income of $40.9 million, compared with $39.2 million for the fourth quarter 2009.

Operating income for 2010 was $163.0 million, compared with $145.3 million in 2009.

2010 results reflect an $8.7 million increase from increased transportation margins, primarily as a result of increased contracted transportation capacity on the Midwestern Gas Transmission pipeline due to a new interconnection with the Rockies Express Pipeline that was completed in June 2009, the Viking Gas Transmission Fargo lateral pipeline that was completed in October 2009 and the Guardian Pipeline expansion and extension project that was completed in February 2009; and a $3.5 million increase from higher natural gas storage margins, primarily as a result of contract renegotiations.

Operating costs were $25.3 million in the fourth quarter 2010, compared with $28.6 million in the same period last year. 2010 operating costs were $96.5 million, compared with $96.1 million in 2009.

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

Equity earnings from investments were $19.9 million in the fourth quarter 2010, compared with $9.1 million in the same period in 2009.  2010 equity earnings from investments were $68.8 million, compared with $41.9 million in 2009.  The increases were due to higher contracted capacity, due to wider natural gas price differentials, on Northern Border Pipeline, of which the partnership owns 50 percent.

Natural Gas Liquids Segment

The natural gas liquids segment reported fourth-quarter 2010 operating income of $80.4 million, compared with $64.9 million for the fourth quarter 2009.

Fourth-quarter 2010 results reflect a $4.9 million increase due to higher NGL optimization margins as a result of increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and favorable NGL price differentials; a $3.5 million increase due to higher storage margins as a result of contract renegotiations; and a $2.2 million increase due to higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline, as well as new supply connections.

These fourth-quarter 2010 increases were offset partially by a $2.3 million decrease from the impact of operational measurement adjustments in the same period 2009.

Additional NGL fractionation capacity, which benefits optimization activities, became available on Sept. 1, 2010, when a contract at the partnership’s Mont Belvieu, Texas, fractionator expired.  Additional capacity will become available when a 60,000 barrels per day (bpd) fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  The expansion of the Sterling I NGL distribution pipeline, expected to be completed in the second half of 2011, will enable the transportation of additional NGL purity products to the Gulf Coast market.

Operating costs were $47.8 million in the fourth quarter 2010, compared with $52.4 million in the fourth quarter 2009, due primarily to lower than estimated property taxes associated with the capital projects completed in 2009 and lower costs for outside services.

Depreciation and amortization expense was $15.2 million for the fourth quarter 2010, compared with $17.7 million for the same period in 2009, due primarily to the deconsolidation of Overland Pass Pipeline in the third quarter of 2010, partially offset by the completion of capital projects last year.

2010 operating income was $272.3 million, compared with $232.8 million in 2009.

2010 results included $51.4 million from higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Arbuckle Pipeline and the lateral

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

pipelines connected to the Overland Pass Pipeline, as well as new supply connections; a $16.3 million gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company; and a $10.9 million increase due to higher NGL storage margins as a result of contract negotiations.

    These benefits were offset partially by $34.7 million in lower NGL optimization margins as a result of limited NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets until September 2010 and less favorable NGL price differentials; and a $4.4 million decrease from operational measurement adjustments.

    2010 operating costs were $173.9 million, compared with $182.2 million in 2009, due primarily to lower than estimated property taxes associated with the capital projects completed in 2009 and lower outside-services costs, offset partially by higher property insurance and employee-related costs.

    Depreciation and amortization expense for 2010 was $68.9 million, compared with $61.2 million in 2009, as a result of the completion of capital projects in 2009.

    Equity earnings from investments were $4.0 million in the fourth quarter 2010, compared with $0.4 million in the same period in 2009.  2010 equity earnings from investments were $5.6 million, compared with $2.5 million in 2009.  These increases were due primarily to accounting for Overland Pass Pipeline as an equity investment beginning in September 2010.

    The Conway-to-Mont Belvieu average price differential for ethane in the fourth quarter 2010, based on Oil Price Information Service (OPIS) pricing, was 8 cents per gallon, compared with 9 cents per gallon in the same period in 2009.  For 2010, the average OPIS price differential for ethane was 10 cents per gallon, compared with 11 cents per gallon in 2009.

GROWTH ACTIVITIES:

During 2010 and in January 2011, the partnership announced approximately $1.8 billion to $2.1 billion in growth projects that include:

•
Approximately $350 million to $415 million by the end of 2011 to construct the Garden Creek plant, a new 100 million cubic feet per day (MMcf/d) natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the fourth quarter of 2011, and related expansions; and for new well connections, expansions and upgrades to the existing natural gas gathering system infrastructure;

•
Approximately $300 million to $355 million by the end of 2012 to construct the Stateline I plant, a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the third quarter of

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

2012, and related NGL infrastructure; expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•
Approximately $260 million to $305 million by the end of 2014 to construct the Stateline II plant, a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota, which is expected to be in service in the first half of 2013; expansions and upgrades to the existing gathering and compression infrastructure; and new well connections;

•
Approximately $595 million to $730 million of natural gas liquids projects by the first half of 2013 that include the construction of a 525- to 615-mile NGL pipeline to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan.; related capacity expansions for ONEOK Partners’ 50-percent interest in the Overland Pass Pipeline to transport the additional unfractionated NGL volumes from the new Bakken Pipeline; and expansion of the partnership’s fractionation capacity at Bushton, Kan., by 60,000 bpd to accommodate the additional NGL volumes;

•
Approximately $180 million to $240 million by the first half of 2012 to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that will expand the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas, which, when completed, are expected to add approximately 75,000 to 80,000 bpd of raw, unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These investments include connecting three new third-party natural gas processing facilities with total expected capacity of 510 MMcf/d and to three existing third-party natural gas processing facilities that are being expanded; and installing additional pump stations on the Arbuckle Pipeline to increase its capacity to 240,000 bpd;

•
Approximately $36 million for the installation of seven additional pump stations along the existing Sterling I NGL distribution pipeline, increasing its capacity by 15,000 bpd, which will be supplied by Mid-Continent NGL infrastructure.  Installation will begin later this year and is expected to be completed in the second half of 2011; and

•	Approximately $55 million investment in 2010 and 2011 in the Woodford Shale in Oklahoma, with projects in both the natural gas gathering and processing and the natural gas liquids segments.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK management will conduct a joint conference call on Tuesday, Feb. 22, 2011, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s websites.

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

    To participate in the telephone conference call, dial 866-837-9780, pass code 1506279, or log on to www.oneokpartners.com or www.oneok.com.

    If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1506279.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/OKS_Q4_2010_Earnings_1sd36Kv.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release anticipated EBITDA and DCF levels that are non-GAAP financial measures.  EBITDA and DCF are used as a measure of the partnership’s financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•           the capital intensive nature of our businesses;
•           the profitability of assets or businesses acquired or constructed by us;
•           our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•           the uncertainty of estimates, including accruals and costs of environmental remediation;
•           the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•           actions by rating agencies concerning the credit ratings of us or the parent of our general partner;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the Pipeline and Hazardous Materials Safety Administration (PHMSA) and the Environmental Protection Agency (EPA);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•           the impact and outcome of pending and future litigation;
•           the ability to market pipeline capacity on favorable terms, including the effects of:
-           future demand for and prices of natural gas and NGLs;
-           competitive conditions in the overall energy market;

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

-            availability of supplies of Canadian and United States natural gas; and
-            availability of additional storage capacity;
•           performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•           the mechanical integrity of facilities operated;
•           demand for our services in the proximity of our facilities;
•           our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•           economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
•           the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•           the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•           the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•           the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•           our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE OKS-FE

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per unit amounts)

Revenues	$2,346,629	$2,266,566	$8,675,900	$6,474,491
Cost of sales and fuel	2,037,068	1,955,671	7,531,047	5,355,194
Net margin	309,561	310,895	1,144,853	1,119,297
Operating expenses
Operations and maintenance	100,270	103,362	363,482	361,608
Depreciation and amortization	42,028	42,386	173,708	164,136
General taxes	11,143	12,804	39,994	49,619
Total operating expenses	153,441	158,552	577,184	575,363
Gain on sale of assets	3,551	(92)	18,632	2,668
Operating income	159,671	152,251	586,301	546,602
Equity earnings from investments	30,698	17,258	101,880	72,722
Allowance for equity funds used during construction	270	1,107	1,018	26,868
Other income	3,727	1,817	6,009	10,658
Other expense	(1,170)	(439)	(2,511)	(3,167)
Interest expense	(47,694)	(53,849)	(204,307)	(206,016)
Income before income taxes	145,502	118,145	488,390	447,667
Income taxes	(3,060)	(2,295)	(15,082)	(12,963)
Net income	142,442	115,850	473,308	434,704
Less: Net income attributable to noncontrolling interests	160	116	606	348
Net income attributable to ONEOK Partners, L.P.	$142,282	$115,734	$472,702	434,356

Limited partners' interest in net income:
Net income attributable to ONEOK Partners, L.P.	$142,282	$115,734	$472,702	434,356
General partner's interest in net income	(31,491)	(25,712)	(118,165)	(96,421)
Limited partners' interest in net income	$110,791	$90,022	$354,537	337,935

Limited partners' net income per unit, basic and diluted	$1.09	$0.93	$3.50	$3.60

Number of units used in computation (thousands)	101,908	96,407	101,369	93,808

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$898	$3,151
Accounts receivable, net	815,141	624,635
Affiliate receivables	5,161	32,397
Gas and natural gas liquids in storage	317,159	217,585
Commodity imbalances	92,353	188,177
Other current assets	48,060	36,148
Total current assets	1,278,772	1,102,093

Property, plant and equipment
Property, plant and equipment	5,857,000	6,353,909
Accumulated depreciation and amortization	1,099,548	972,497
Net property, plant and equipment	4,757,452	5,381,412

Investments and other assets
Investments in unconsolidated affiliates	1,188,124	765,163
Goodwill and intangible assets	661,204	668,870
Other assets	34,548	35,721
Total investments and other assets	1,883,876	1,469,754
Total assets	$7,920,100	$7,953,259

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$236,931	$261,931
Notes payable	429,855	523,000
Accounts payable	852,330	694,290
Affiliate payables	29,765	21,866
Commodity imbalances	291,110	392,688
Other current liabilities	134,151	153,539
Total current liabilities	1,974,142	2,047,314

Long-term debt, excluding current maturities	2,581,572	2,822,086

Deferred credits and other liabilities	87,393	73,798

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	94,691	84,434
Common units: 65,413,677 and 59,912,777 units issued and outstanding at December 31, 2010 and December 31, 2009, respectively	1,825,521	1,561,762
Class B units: 36,494,126 units issued and outstanding at December 31, 2010 and December 31, 2009	1,345,322	1,380,299
Accumulated other comprehensive income (loss)	6,283	(22,037)
Total ONEOK Partners, L.P. partners' equity	3,271,817	3,004,458

Noncontrolling interests in consolidated subsidiaries	5,176	5,603

Total equity	3,276,993	3,010,061
Total liabilities and equity	$7,920,100	$7,953,259

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating Activities
Net income	$473,308	$434,704
Depreciation and amortization	173,708	164,136
Allowance for equity funds used during construction	(1,018)	(26,868)
Gain on sale of assets	(18,632)	(2,668)
Deferred income taxes	10,824	11,707
Equity earnings from investments	(101,880)	(72,722)
Distributions received from unconsolidated affiliates	96,958	75,377
Changes in assets and liabilities:
Accounts receivable	(196,293)	(308,703)
Affiliate receivables	27,236	(6,621)
Gas and natural gas liquids in storage	(100,167)	(26,969)
Accounts payable	138,900	233,921
Affiliate payables	7,899	(1,467)
Commodity imbalances, net	(5,754)	68,432
Other assets and liabilities	(9,885)	20,180
Cash provided by operating activities	495,204	562,439

Investing Activities
Contributions to unconsolidated affiliates	(1,331)	(46,461)
Distributions received from unconsolidated affiliates	17,847	34,430
Acquisitions	-	-
Capital expenditures (less allowance for equity funds used during construction)	(352,714)	(615,691)
Proceeds from sale of assets	428,485	9,572
Cash provided by (used in) investing activities	92,287	(618,150)

Financing Activities
Cash distributions:
General and limited partners	(563,184)	(500,253)
Noncontrolling interests	(1,005)	(686)
Borrowing (repayment) of notes payable, net	(93,145)	523,000
Borrowing (repayment) of notes payable with maturities over 90 days	-	(870,000)
Issuance of long-term debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Repayment of long-term debt	(261,931)	(11,931)
Issuance of common units, net of discounts	322,701	241,642
Contribution from general partner	6,820	5,130
Cash used in financing activities	(589,744)	(118,773)
Change in cash and cash equivalents	(2,253)	(174,484)
Cash and cash equivalents at beginning of period	3,151	177,635
Cash and cash equivalents at end of period	$898	$3,151

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$93.5	$98.3	$351.4	$360.0
Operating costs	$38.3	$35.7	$136.8	$135.1
Depreciation and amortization	$15.8	$15.1	$60.7	$59.3
Operating income	$39.5	$47.5	$153.6	$168.4
Equity earnings from investments	$6.8	$7.8	$27.5	$28.4
Natural gas gathered (Bbtu/d) (a)	1,042	1,099	1,067	1,123
Natural gas processed (Bbtu/d) (a)	673	656	674	658
NGL sales (MBbl/d) (a)	46	44	44	43
Residue gas sales (BBtu/d) (a)	285	289	286	291
Realized composite NGL net sales price ($/gallon) (b)	$1.01	$1.01	$0.94	$0.90
Realized condensate net sales price ($/Bbl) (b)	$64.34	$84.28	$63.81	$78.35
Realized residue gas net sales price ($/MMBtu) (b)	$6.01	$4.00	$5.58	$3.55
Realized gross processing spread ($/MMBtu) (a)	$7.71	$7.24	$6.41	$6.63
Capital expenditures - growth	$93.0	$24.2	$198.4	$85.1
Capital expenditures - maintenance	$4.7	$5.7	$17.6	$20.4
(a) - Includes volumes for consolidated entities only.
(b) - Presented net of the impact of hedging activities and includes equity volumes only.

Natural Gas Pipelines
Net margin	$73.8	$77.4	$300.2	$285.8
Operating costs	$25.3	$28.6	$96.5	$96.1
Depreciation and amortization	$11.0	$9.7	$44.1	$43.7
Operating income	$40.9	$39.2	$163.0	$145.3
Equity earnings from investments	$19.9	$9.1	$68.8	$41.9
Natural gas transportation capacity contracted (MDth/d) (a) (b)	5,621	5,786	5,616	5,507
Transportation capacity subscribed (a)	87%	90%	87%	86%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.62	$4.18	$4.17	$3.28
Capital expenditures - growth	$1.4	$6.1	$6.1	$46.9
Capital expenditures - maintenance	$7.8	$7.8	$21.5	$15.3
(a) - Includes volumes for consolidated entities only.
(b) - Unit of measure converted from MMcf/d in third quarter 2010. Prior periods have been recast to reflect this change.

Natural Gas Liquids
Net margin	$143.3	$135.0	$499.6	$476.4
Operating costs	$47.8	$52.4	$173.9	$182.2
Depreciation and amortization	$15.2	$17.7	$68.9	$61.2
Operating income	$80.4	$64.9	$272.3	$232.8
Equity earnings from investments	$4.0	$0.4	$5.6	$2.5
NGL sales (MBbl/d) (a)	499	467	457	408
NGLs fractionated (MBbl/d) (a)	530	482	512	481
NGLs transported-gathering lines (MBbl/d) (a)	403	414	440	372
NGLs transported-distribution lines (MBbl/d) (a)	467	483	468	459
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.08	$0.09	$0.10	$0.11
Capital expenditures - growth	$35.1	$70.9	$85.7	$423.3
Capital expenditures - maintenance	$7.5	$9.4	$22.2	$23.6
(a) - Includes volumes for consolidated entities only.

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ONEOK Partners Announces Higher Fourth-quarter and Full-year 2010 Financial Results

February 21, 2011

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$142,442	$115,850	$473,308	$434,704
Interest expense	47,694	53,849	204,307	206,016
Depreciation and amortization	42,028	42,386	173,708	164,136
Income taxes	3,060	2,295	15,082	12,963
Allowance for equity funds used during construction	(270)	(1,107)	(1,018)	(26,868)
EBITDA	234,954	213,273	865,387	790,951
Interest expense	(47,694)	(53,849)	(204,307)	(206,016)
Maintenance capital	(20,369)	(22,821)	(62,530)	(59,257)
Equity earnings from investments	(30,698)	(17,258)	(101,880)	(72,722)
Distributions received from unconsolidated affiliates	35,574	26,719	114,805	109,807
Other	(2,001)	2,505	(23,895)	(4,610)
Distributable cash flow	$169,766	$148,569	$587,580	$558,153

Distributions to general partner	(31,601)	(26,038)	(120,288)	(97,962)
Distributable cash flow to limited partners	$138,165	$122,531	$467,292	$460,191

Distributions declared per limited partner unit	$1.14	$1.10	$4.50	$4.35
Coverage ratio	1.19	1.15	1.02	1.13

Number of units used in computation (thousands)	101,908	96,407	101,369	93,808